TERMINATION AGREEMENT

         AGREEMENT, dated as of January 1, 1998 ("Agreement") by and among Women's Medical & Diagnostic Center, Inc., a Florida corporation, with its principal place of business at Office Park West, 222 S.W. 36th Terrace, Gainesville, Florida 32607 ("WMDC"), W. Banks Hinshaw, Jr., Ph.D., M.D., a Florida resident, residing at 5146 S.W. 9th Lane, Gainesville, Florida 32607 ("Hinshaw") and Robin E. Markle, M.D., a Florida resident, residing at 5146 S.W. 9th Lane, Gainesville, Florida 32607 ("Markle"). Hinshaw and Markle are jointly referred to as Physicians. Hinshaw, Markle and WMDC are collectively referred to as "Parties."

                                    RECITALS

         Physicians are each parties to separate employment agreements with WMDC dated December 30, 1996 ("Physician Employment Agreements");

         W. Banks Hinshaw, Jr., M.D., P.A., a Florida professional association ("Hinshaw P.A."), entered into an Asset Purchase Agreement with WMDC dated December 30, 1996 pursuant to which WMDC acquired certain fixed assets from the Hinshaw P.A. utilized in the operation of the Hinshaw P.A.'s office in Lake City, Florida ("Lake City Office");

         Pursuant to the Physician Employment Agreements, Physicians were entitled to certain Sign- On Bonuses and Non-Compete payments on the anniversary date of the Physician Employment Agreements for a four-year period commencing December 30, 1997; and

         The Parties desire terminate the Physician Employment Agreements and provide for Physicians to obtain certain assets utilized by WMDC at the Lake City Office.


         NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the Parties agree as follows:


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         1.       SIGN-ON BONUS AND NON-COMPETE PAYMENTS.

                  Upon execution of this Agreement WMDC will pay Physicians $18,461.54 each, in full and complete satisfaction of the Non-Compete and Sign-On Bonus payments that were due to be paid on December 30, 1997 under the Physician Employment Agreements. No further Sign-On Bonus or Non-Compete payments will be paid to Physicians under the Physician Employment Agreements and Physicians hereby release and discharge WMDC from any further obligations to make the Sign-On Bonus and Non-Compete payments on December 30, 1998, 1999 and 2000.
         2.       EMPLOYMENT TERMINATION.

                  Physicians' Employment Agreements will terminate February 28, 1998 at which time the Parties shall have no further obligations to each other except for obligations accruing prior to February 28, 1998 and obligations, promises or covenants, if any, which are expressly made herein to extend beyond February 28, 1998.
         3.       TERM.

                  Between January 1, 1998 and February 28, 1998 (the "Term"), Physicians will continue to provide Medical Services as defined in the Physician Employment Agreements. In connection therewith, Physicians will exert their best professional and personal efforts to improve the working environment, professional quality and profitability of WMDC and will, in addition to the Medical Services, continue to provide research support with respect to clinical trials undertaken by WMDC on behalf of various pharmaceutical companies ("Clinical Research").

         4.       COMPENSATION.

                  (a) During the Term, Physicians will be an annualized salary of $100,000, paid bi-weekly, less federal, state and local withholdings and other deductions for benefits currently in effect or adjusted, based on changes in WMDC's benefit plans.


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                  (b) Physicians'  compensation will be reduced by 10% if WMDC's average clinic patient volume or average surgical patient volume falls below 90% of the actual patient visits and surgical procedures between January 1 and June 30, 1997 ("Current Level"). Conversely, if WMDC increases patient scheduling above the Current Level not due to specific requests by Physicians, Physicians' salaries will be increased by 10% if Physicians' average clinic patient volume or average surgical patient volume increases 110% above the Current Level. Any salary adjustment will be made on or about April 1, 1998 and the average clinic patient volume and average surgical patient volume for January 1, 1998 through February 28, 1998 will be used to determine any salary adjustment for the Term. Professional and ethical standards will govern the individual patients seen should a conflict arise concerning the mix of patients in the daily schedule. Scheduling times and number of patients seen at WMDC will be at the discretion of Physicians provided Physicians maintain weekly WMDC office hours available for patient encounters comparable to hours maintained in 1997.

         5.       EMPLOYMENT AGREEMENTS.

                  Except as modified by this Agreement, the Physician Employment Agreements remain in full force and effect during the Term hereof; upon expiration of the Term, the Physician Employment Agreements will terminate.

         6.       COVENANTS NOT TO COMPETE.

                  Notwithstanding the restrictions imposed upon Physicians pursuant to Section 13(b) of the Physician Employment Agreements ("Covenants Not to Compete"), effective March 1, 1998 Physicians will be permitted to maintain a medical practice in Lake City and Gainesville, Florida and not be deemed to be in violation of the Covenants Not to Compete. All other aspects of the Covenants Not To Compete with respect to Ocala, Florida will remain in full force and effect.


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         7.       MEDICAL RECORDS

                  All medical records of patients to whom Physicians have provided or will provide Medical Services on behalf of WMDC either in accordance with the Physician Employment Agreements or through the Term of this Agreement will remain the property of WMDC. At the request of Physicians, WMDC will notify said patients that Physicians will be leaving the employ of WMDC and that WMDC will forward duplicate copies of their medical records, in terms of arrangement and legibility, at Physician's or Patient's costs, to Physicians in Lake City, Florida, if authorized in writing by such patient to do so. [This Section is subject to modification based on a review of Florida law.]

         8.       CONTINUITY OF PATIENT CARE.

                  The Parties agree that continuity of patient care is paramount, notwithstanding any provisions in this Agreement to the contrary. Accordingly, in the event that as of February 28, 1998 WMDC has not made satisfactory arrangements for one or more physicians to provide Medical Services to WMDC's patients, Physicians agree to provide such Medical Services on an independent contractor basis or to extend the Term of this Agreement, as mutually determined by the Parties.

         9.       CONTINUING MEDICAL EDUCATION.

                  In consideration of Physicians' contributions to the Clinical Research efforts at WMDC, WMDC will authorize up to one day's attendance by each Physician at a continuing medical education ("CME") seminar with hands-on patient care for each Physician in the techniques of saline-infusion hysterosonography prior to January 29, 1998. Out-of-pocket expenses including travel and course registration fees are the responsibility of Physicians for attendance at such CME seminar.

         10.      PRIOR BUSINESS-RELATED EXPENSES.

                  WMDC shall cause Physicians to be reimburse for all reasonable business-related expenses occurring prior to December 1, 1997 for which Physicians have not been reimbursed in accordance with WMDC's business-related expenses reimbursement policy. All other outstanding unreimbursed expenses submitted by Physicians to WMDC for which Physicians have not been reimbursed will be reimbursed.

         11.      LAKE CITY OFFICE.

                  (a) In consideration of Physicians' faithful performance of the terms and conditions of this Agreement during the Term, at the expiration of the Term, WMDC will sell to Physicians, at the net book value, in accordance with generally accepted accounting principles, the fixed assets located at the Lake City Office. A Bill of Sale for such assets will be delivered to Physicians on or about February 28, 1998.

                  (b) In addition to purchasing the fixed assets associated with the Lake City Office, Physicians will assume liability for the office lease and any and all equipment leases for equipment located at the Lake City Office. An Assignment and Assumption Agreement will be executed by the Parties on or about February 28, 1998.

         12.      ARBITRATION.

                  Any and all claims, disputes or controversies arising under, out of or in connection with this Agreement or the Physician Employment Agreements, or any breach thereof, shall be determined by binding arbitration in the State of Florida, City of Gainesville (hereinafter "Arbitration"). The party seeking determination shall subject any such dispute, claim or controversy


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to either (i) JAMS/Endispute or (ii) the American Arbitration  Association,  and
the rules of commercial arbitration of the selected entity shall govern. The Arbitration shall be conducted and decided by three (3) arbitrators. Each party shall bear its own expenses, the expenses of its selected arbitrator and one-half the expenses of the third arbitrator. Any application to compel Arbitration, confirm or vacate an arbitral award or otherwise enforce this Paragraph shall be brought in the Courts of the State of Florida.

         13.      COOPERATION.

                  In the event of any claims, suits or governmental investigations, arising out of or relating to WMDC, in which Physicians, WMDC or IntegraMed America, Inc.("INMD"), the parent company to WMDC, shall be named or involved, whether pending during the Term of this Agreement or the Physician Employment Agreements, Physicians, WMDC and INMD agree to cooperate fully with each other in the defense of such suit, claim or investigation. Such cooperation shall include, by way of example but not limitation, meeting with defense counsel, the production of any documents in their possession for review, participation in discovery, response to subpoenae and the coordination of any individual defense with counsel for INMD, WMDC or Physicians. Physicians, WMDC or INMD shall, as soon as practicable, deliver to each other copies of any summonses, complaints, suit letters, subpoenae or legal papers of any kind, served upon said party or the attorney for said party. This obligation to cooperate in the defense of any such claims or suits shall survive the termination, for whatever reason of this Agreement and nothing in this paragraph shall obligate any party to pay any legal fees incurred by the other.

        14.      NOTICES.

                  All notices, requests, demands, and other communications provided for in this Agreement or required among the Parties in connection with this Agreement shall be in writing and shall be deemed to have been given at the time when personally delivered, mailed at any United States Post Office via certified mail, postage prepaid, return receipt requested, or sent by overnight delivery service against receipt, addressed to the party at the address set forth below or such other address as such party may designate by notice:

       If to Physicians:

                  W. Banks Hinshaw, Jr., Ph.D., M.D.
                  Robin E. Markle, M.D.
                  5146 S.W. 9th Lane
                  Gainesville, FL 32607

       If to WMDC:

                  Executive Director
                  Women's Medical & Diagnostic Center, Inc.
                  Office Park West
                  222 S.W. 36th Terrace
                  Gainesville, FL 32607

       With a copy to:

                  Mr. Jay Higham, Vice President
                  IntegraMed America, Inc.
                  One Manhattanville Road
                  Purchase, NY 10577-2100

         15.      AMENDMENTS.

                  No modification, amendment, or addition to this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by all Parties or the party to be charged. 16. ASSIGNMENT. No assignment or delegation of this Agreement or the rights and obligations hereunder shall be valid without the specific written consent of the Parties.

         17.      SEVERABILITY.

                  Each provision of this Agreement is intended to be severable, and may be modified by any court of competent jurisdiction to the extent necessary to make such provision valid and enforceable. If any term or provision hereof shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever in whole or in part, such provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement. 18. WAIVER; CONSENT. No consent or waiver, expressed or implied, by any party hereto, of any breach or default by a party in the performance by the other of is obligations hereunder, shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default on the performance by such other party of the same or any other obligation or such party hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder. The granting of any consent or approval in any other instance by or on behalf of Physicians or WMDC shall not be construed to waive or limit the need for such consent in any other or subsequent instance. 19. CONFLICT. If there is a conflict between this Agreement and the Physician Employment Agreements, the provisions of this Agreement shall control. Any portion of the Physician Employment Agreements not specifically superseded by the terms of this Agreement remains in full force and effect, unless terminated pursuant to this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as the date first above written.

W. BANKS HINSHAW, JR., PH.D., M.D.

/s/ W. Banks Hinshaw, Jr., Ph.D., M.D.
--------------------------------------
W. Banks Hinshaw, Jr., Ph.D., M.D.


ROBIN E. MARKLE, M.D.

/s/ Robin E. Markle, M.D.
------------------------------------
Robin E. Markle, M.D.


WOMEN'S MEDICAL & DIAGNOSTIC CENTER, INC.

By:/s/ Jay Higham
   ----------------------------
   Jay Higham, Vice President